Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list that includes our significant subsidiaries as of February 29, 2008.

Entity Name	Jurisdiction
Red Hat, bvba	Belgium

JBoss Deutschland, GmbH	Germany

JBoss Professional Open Source Software Services Pvt Ltd	India- Bangalore

JBoss UK Limited	United Kingdom

Red Hat (Switzerland) Sàrl	Switzerland

Red Hat AB	Sweden

Red Hat Asia Pacific Pte Ltd	Singapore

Red Hat Asia Pacific Pty Ltd	Australia

Red Hat B.V.	Netherlands

Red Hat Brasil Limitada	Brazil

Red Hat Canada Limited	Canada

Red Hat Czech, s.r.o.	Czech Republic

Red Hat de Argentina SA	Argentina

Red Hat France SARL	France

Red Hat GmbH	Germany

Red Hat India Pvt. Ltd.	India- Mumbai

Red Hat KK	Japan

Red Hat Limited	Ireland

Red Hat Limited, Finland Branch	Finland

Red Hat Limited, Hong Kong Branch	Hong Kong

Red Hat Limited, Korea Branch	Korea

Red Hat Limited, Representative Office	Malaysia

Red Hat Limited, Taiwan Branch	Taiwan

Red Hat Middleware LLC	Delaware

Red Hat Professional Consulting, Inc.	Georgia

Red Hat S.R.L.	Italy

Red Hat S de RL de CV	Mexico

Red Hat SA I, LLC	Delaware

Red Hat SA II, LLC	Delaware

Red Hat Software (Beijing) Co., Ltd.	China

Red Hat Software (Beijing) Co., Ltd., R&D Branch	China- Beijing

Red Hat Software (Beijing) Co., Ltd., Shanghai Branch	China- Shanghai

Red Hat Software Services (India) Pvt. Ltd.	India- Pune

Red Hat UK Limited	United Kingdom

Red Hat, S.L.	Spain

RH Brasil Sistemas Limitada	Brazil

RH Financial Holding, Inc.	Delaware

RH Interchange, Inc.	North Carolina

RH Subsidiary, Inc.	Delaware

Varsity Gateway LLC	Delaware

Varsity Gateway, Inc.	Delaware